Exhibit 99.1

           Home Federal Bancorp Announces Third Quarter Earnings

    COLUMBUS, Ind.--(BUSINESS WIRE)--Oct. 16, 2003--Home Federal Bancorp (the "Company") (Nasdaq:HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $2,628,000, or $0.62 basic and $0.59 diluted earnings per common share, for its third quarter ended September 30, 2003. This compared to earnings of $2,591,000, or $0.60 basic and $0.57 diluted earnings per common share, a year earlier. Year-to-date net income was $7,856,000, or $1.85 basic and $1.76 diluted earnings per common share, compared to $7,795,000, or $1.79 basic and $1.70 diluted earnings per common share, a year earlier. Diluted earnings per common share increased $0.02 per share or 3.8% for the three-months ended September 30, 2003 compared to the three-months ended September 30, 2002. For the nine-months ended September 30, 2003 diluted earnings per common share increased $0.06 per share or 3.5% compared to the same period ended September 30, 2002. The increase in net income for the current quarter was due to increases in other income exceeding decreases in net interest income and increases in non-interest expenses. Year to date net income was higher in the current nine-month period compared to the nine-month period ended September 30, 2002 for the same reasons as the increase in the third quarter.
    Net interest income after provision for loan loss decreased by $669,000 to $5,445,000 for the third quarter compared to $6,114,000 for the same period one year ago. Year-to-date net interest income after provision for loan losses decreased by $1,690,000, from $18,385,000 one year ago to $16,695,000 for the nine-month period ended September 30, 2003. Net interest margins continued to narrow in the current periods compared to the same periods one year ago as yields on interest earning assets have decreased faster than the cost of interest bearing liabilities.
    The biggest impact on the Company's balance sheet and income statement has come from the record setting pace of loan refinancing, especially in the residential real estate market. For the first nine-months ended September 30, 2003 the Bank originated $381.4 million residential loans in southeast Indiana, compared to $222.4 million for the first nine-months ended September 30, 2002. Eighty one percent of these loans were refinances of existing loans. The vast majority of these loans were made as fixed rate loans and sold in the secondary mortgage market. The impact of this activity has been to reduce the yield on the loan portfolio as higher yielding loans are replaced with lower yielding assets. It has also increased the gain on sale of loans and increased expenses associated with the loan origination functions within the Bank.
    Other income for the three months ended September 30, 2003 increased $1,739,000 over the three-month period ended September 30, 2002. The increase was due primarily to gain on sale of loans as a result of the increased loan activity discussed previously. Other income for the nine-month period ended September 30, 2003 was up $3,498,000 from the same period a year ago. Increases were due primarily to gain on sale of loans and increases on service charges on deposits, these were offset in part by reductions in joint venture income, and reductions in impairment charges to the originated mortgage servicing rights asset.
    The originated mortgage servicing rights asset is reviewed for impairment each quarter. This asset is created when mortgage loans are sold and the lender retains the servicing rights. The servicing rights are recognized as income at the time the loan is sold and the servicing asset is also recorded. The asset is then amortized as an expense to mortgage servicing income over the life of the loan. The impairment charge is the recognition of the change in value of mortgage servicing rights that result with changes in interest rates and loan prepayment speeds. Mortgage servicing portfolios typically decline in value as interest rates drop and increase in value as rates rise. The reason for this decline in value is as rates drop, prepayment speeds increase causing the average life of the servicing portfolio to shorten. This reduces the amount of servicing income the Bank receives over time and thus reduces the value of the servicing portfolio. If rates rise the opposite occurs, prepayments slow, the average life of the mortgage servicing portfolio lengthens, increasing the amount of servicing income the Bank receives over time thus increasing the value of the servicing portfolio. In the three-month period ended September 30, 2003 the impairment charge was a recovery of a previously recorded impairment of $260,000 as prepayment speeds slowed. This compared to an impairment charge of $369,000 for the same period ending September 30, 2002. The difference was an increase in income for the current period of $628,000 compared to the same period a year ago. For the nine-month period ended September 30, 2003 the impairment charge was $240,000 compared to the same period ended September 30, 2002 where the charge was $221,000 for a difference of $19,000. Future impairment charges will depend on future interest rate changes, if rates continue to drop there may be more impairment charges, if they rise, previously recorded impairment charges may be recovered. The amortization charge in the current three-month period was $364,000 compared to $227,000 for the same period a year ago further reducing loan servicing income. For the current nine-month period the amortization charge was $991,000 compared to $654,000 for the same nine-month period a year ago.
    The combined OMSR amortization costs and OMSR impairment charges reduced pre-tax net income $104,000 for the three month period ended September 30, 2003 versus $596,000 for the three months ended September 30, 2002. For the nine-months ended September 30, 2003 pre-tax net income was reduced $1,231,000 versus $875,000 for the same period ended September 30, 2002 for these two items.
    Non-performing assets to total assets were unchanged at 0.73% at September 30, 2003 and September 30, 2002. Non-performing loans to total gross loans decreased to 0.63% from 0.66%, respectively, for the same periods.
    The Company's assets totaled $864,699,000 as of September 30, 2003, a decrease of $21,806,000 from December 31, 2002.
    The return on average assets for the current year-to-date period was 1.19% annualized, while the return on average equity was 13.11%.
    As of September 30, 2003, shareholders' equity was $82,049,000. Based on the September 30, 2003, book value of $19.13 per common share, Home Federal Bancorp stock was trading at 141% of book value. The stock price at September 30, 2003, was $26.97.
    In February 2002, the Company announced that the Board of Directors had approved the sixth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, or 211,699 such shares. Home Federal Bancorp has to date repurchased 140,400 shares under this plan.
    Home Federal Bancorp is a bank holding company registered with the Federal Reserve, which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through seventeen branch offices in southeastern Indiana and one commercial loan office in Indianapolis, Indiana.
    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.



HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
                                                    Sept. 30, Dec. 31,
(unaudited)                                            2003     2002
                                                    --------- --------

ASSETS:
Cash                                               $  24,350 $ 27,404
Interest-bearing deposits                             17,940   26,288
                                                    --------- --------
  Total cash and cash equivalents                     42,290   53,692
                                                    --------- --------

Securities available for sale at fair value
 (amortized cost $124,577 and $113,000)              124,755  114,440
Securities held to maturity (fair value $1,888 and
 $3,147)                                               1,829    3,026
Loans held for sale (fair value $11,738 and
 $31,055)                                             11,541   30,560
Loans receivable, net of allowance for loan losses
 of $7,361 and $7,172                                627,005  628,883
Investments in joint ventures                          6,140    6,710
Federal Home Loan Bank stock                           9,965    9,965
Accrued interest receivable, net                       3,753    4,289
Premises and equipment, net                           12,750   12,973
Real estate owned                                      2,248    1,472
Prepaid expenses and other assets                      9,778    8,259
Cash surrender value of life insurance                11,250   10,841
Goodwill                                               1,395    1,395
                                                    --------- --------

   TOTAL ASSETS                                    $ 864,699 $886,505
                                                    ========= ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits                                           $ 593,728 $609,358
Advances from Federal Home Loan Bank                 158,596  171,635
Senior debt                                           14,242   14,242
Other borrowings                                       3,301    1,867
Advance payments by borrowers for taxes and
 insurance                                               575      229
Accrued expenses and other liabilities                12,208   11,380
                                                    --------- --------
   Total liabilities                                 782,650  808,711
                                                    --------- --------

Shareholders' equity:
 No par preferred stock; Authorized:
  2,000,000 shares
  Issued and outstanding:  None
 No par common stock; Authorized:
  15,000,000 shares
  Issued and outstanding:                             11,828    9,184
     4,289,543 shares at September 30, 2003
     4,228,859 shares at December 31, 2002
 Retained earnings, restricted                        70,459   68,156
Accumulated other comprehensive (loss) income, net
 of taxes                                               (238)     454
                                                    --------- --------

   Total shareholders' equity                         82,049   77,794
                                                    --------- --------

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $ 864,699 $886,505
                                                    ========= ========


HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per
 share data)
(unaudited)                 Three Months Ended     Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
Interest income:                2003       2002       2003       2002
                           ---------- ---------- ---------- ----------
 Loans receivable         $   10,175 $   11,719 $   31,498 $   35,252
 Securities available for
  sale and held to
  maturity                       916      1,482      2,958      4,443
 Other interest income            69         76        304        342
                           ---------- ---------- ---------- ----------
Total interest income         11,160     13,277     34,760     40,037
                           ---------- ---------- ---------- ----------

Interest expense:
 Deposits                      2,910      3,851      9,411     11,850
 Advances from Federal Home
  Loan Bank                    2,316      2,644      7,073      8,030
 Other borrowings                203        208        635        610
                           ---------- ---------- ---------- ----------
 Total interest expense        5,429      6,703     17,119     20,490
                           ---------- ---------- ---------- ----------

Net interest income            5,731      6,574     17,641     19,547
Provision for loan losses        286        460        946      1,162
                           ---------- ---------- ---------- ----------
Net interest income after
 provision for loan losses     5,445      6,114     16,695     18,385
                           ---------- ---------- ---------- ----------

Other income:
 Gain on sale of loans         2,479      1,386      6,778      3,039
 Gain (loss) on sale of
  securities                       -          4          4          6
 Income (loss) from joint
  ventures                       (54)       110        520        884
 Insurance, annuity
  income, other fees             447        342      1,280      1,126
 Service fees on deposit
  accounts                       691        635      1,996      1,718
 Net gain (loss) on real
  estate owned and
  repossessed assets              91         11        179        259
 Loan servicing income,
  net of impairments             437       (116)       304        534
 Miscellaneous                   491        471      1,471      1,468
                           ---------- ---------- ---------- ----------
Total other income             4,582      2,843     12,532      9,034
                           ---------- ---------- ---------- ----------

Other expenses:
 Compensation and employee
  benefits                     3,371      2,747      9,511      8,485
 Occupancy and equipment         749        699      2,274      2,108
 Service bureau expense          237        225        712        682
 Federal insurance premium        24         24         73         75
 Marketing                       146         87        485        371
 Miscellaneous                 1,410      1,025      3,803      3,263
                           ---------- ---------- ---------- ----------
Total other expenses           5,937      4,807     16,858     14,984
                           ---------- ---------- ---------- ----------

Income before income taxes     4,090      4,150     12,369     12,435
Income tax provision           1,462      1,559      4,513      4,640
                           ---------- ---------- ---------- ----------
Net Income                $    2,628 $    2,591 $    7,856 $    7,795
                           ========== ========== ========== ==========

Basic earnings per common
 share                    $     0.62 $     0.60 $     1.85 $     1.79
Diluted earnings per
 common share             $     0.59 $     0.57 $     1.76 $     1.70
Basic weighted average
 number of shares          4,242,653  4,326,078  4,254,417  4,354,749
Dilutive weighted average
 number of shares          4,441,024  4,542,569  4,470,121  4,585,294
Dividends per share       $    0.188 $    0.150 $    0.513 $    0.450



                                          Three Months
Supplemental Data:                            Ended     Year to Date
(unaudited)                               September 30, September 30,
                                          ------------- -------------
                                           2003   2002   2003   2002
                                          ------ ------ ------ ------
Weighted average interest rate earned
    on total interest-earning assets       5.54%  6.68%  5.72%  6.81%
Weighted average cost of total
    interest-bearing liabilities           2.75%  3.43%  2.91%  3.57%
Interest rate spread during period         2.79%  3.25%  2.81%  3.23%

Net yield on interest-earning assets
    (net interest income divided by
     average interest-earning assets
     on annualized basis)                  2.84%  3.31%  2.91%  3.32%
Total interest income divided by average
    total assets (on annualized basis)     5.10%  6.18%  5.26%  6.24%
Total interest expense divided by
    average total assets (on annualized
     basis)                                2.46%  3.09%  2.60%  3.20%
Net interest income divided by average
    total assets (on annualized basis)     2.62%  3.06%  2.67%  3.05%

Return on assets (net income divided by
    average total assets on annualized
     basis)                                1.20%  1.21%  1.19%  1.21%
Return on equity (net income divided by
    average total equity on annualized
     basis)                               13.06% 13.34% 13.11% 13.51%




                                                 September 30,
                                          ---------------------
                                                  2003    2002
                                          ------------- -------

Book value per share outstanding                $19.13  $18.09

Nonperforming Assets:
Loans:  Non-accrual                             $2,794  $2,658
        Past due 90 days or more                 1,025   1,409
        Restructured                               257     317
                                          ------------- -------
Total nonperforming loans                        4,076   4,384
Real estate owned, net                           2,147   1,931
Other repossessed assets, net                      101      88
                                          ------------- -------
Total Nonperforming Assets                      $6,324  $6,403

Nonperforming assets divided by total
 assets                                           0.73%   0.73%
Nonperforming loans divided by total
 loans                                            0.63%   0.66%

Balance in Allowance for Loan Losses            $7,361  $6,733



    CONTACT: Home Federal Bancorp
             John K. Keach, Jr., 812-373-7816
             Lawrence E. Welker, 812-523-7308
                                                                Exhibit 99.1